Exhibit 99.1

News Release

TranSwitch Corporation Provides Revised Guidance Regarding

Fourth Quarter Results; and

Announces Extension to Agreement To

Sublease Office Space

SHELTON, CT – January 6, 2012 ─ TranSwitch Corporation (NASDAQ: TXCC), a leading provider of semiconductor solutions for the converging voice, data and video network, today announced that it now expects its fourth quarter 2011 revenue to be roughly $6.3 million compared to the guidance provided on November 1, 2011 of roughly $7 million principally due to a contractual dispute on a service agreement with a North America customer.  The Company expects to report complete fourth quarter and full year 2011 financial results in early February 2012 and will announce details when they are available.

“We continue to make progress on our strategic plan of creating value through innovative products for HD multimedia connectivity and processing,” said Dr. M. Ali Khatibzadeh, President & CEO of TranSwitch. “With the introduction of HDwire™, the fastest video transport technology for flat-panel displays, TranSwitch substantially increases its addressable market.”

Separately, on December 28, 2011 the company   entered into an amendment to its sublease agreement with an unaffiliated company to sublease 92,880 square feet of office space located in Shelton, Connecticut.  The sublease agreement amendment extends the sublease through May 2017.   As a result of this amendment, TranSwitch expects to reverse approximately $7.0 million of its previously accrued restructuring liability during the fourth quarter of 2011.

About TranSwitch Corporation

TranSwitch Corporation (NASDAQ: TXCC)  designs, develops and supplies innovative semiconductor and intellectual property (IP) solutions that provide core functionality for voice, data and video communications equipment for network, enterprise and customer premises applications. Founded in 1988, TranSwitch® is headquartered in Shelton, CT. The Company provides integrated multi-core network processor System-on-a-Chip (SoC) solutions and software solutions for fixed, 3G and 4G Mobile, VoIP and Multimedia Infrastructures.  For the customer premises market the Company offers a family of communications processors that provide best-in-class performance for a range of applications and  also provide interoperable connectivity solutions that enable the reliable distribution and presentation of high-definition (HD) content for consumer electronics and personal computer  markets.  Our intellectual property (IP) products are compliant with global industry standards such as HDMI and DisplayPort and also feature our proprietary HDP™ and AnyCable™ technologies. For more information, please visit www.transwitch.com

Forward-looking statements in this release, including statements regarding management's expectations for future financial results and the markets for TranSwitch's products, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that these forward-looking statements regarding TranSwitch, its operations and its financial results, involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements, including without limitation the risks associated with downturns in economic conditions generally and in the telecommunications and data communications markets and the semiconductor industry specifically; risks in product development and market acceptance of and demand for TranSwitch’s products and products developed by TranSwitch’s customers; risks associated with foreign sales and high customer concentration; risks associated with competition and competitive pricing pressures; risks in technology development and commercialization;  risks of failing to attract and retain key managerial and technical personnel; risks relating to TranSwitch’s available cash; risks associated with acquiring new businesses; risks of dependence on third-party VLSI fabrication facilities; risks related to intellectual property rights and litigation; and other risks detailed in TranSwitch's filings with the Securities and Exchange Commission.

TranSwitch expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in expectations or any change in events, conditions or circumstances on which any such statement is based.

TranSwitch is a registered trademark of TranSwitch Corporation.